This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw you indication of interest at any time prior to the notice of allocation.  The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials.  If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS

Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof)

(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or

(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

MALT 2006-3

Group 1

Whole Loan 30YR Alt-A

AAA Size	$103MM approx.

GWAC	6.42% +/-10bps

WAM	355 approx.

Avg Loan Balance	$317K approx.

California	30% approx.

Non Owner Occupied	14% approx.

SF / PUD	83% approx.

Cashout	42% approx.

WA FICO	718 approx.

WA LTV	70% approx.

Interest Only Loans	49.0% approx.

AAA Ratings	2 of 3 (S&P, Moodys. Fitch)

Pricing Speed	100% PPC

PPC Ramp	8% to 20% in 12mths and 20% CPR for life

Settlement Date	06/30/06

All numbers approximate.

All tranches subject to 10% size variance.

10% Cleanup Call

MALT 2006-3

Group 2

Whole Loan 30YR Alt-A

AAA Size	$126MM approx.

GWAC	7.11% +/-10bps

WAM	353 approx.

Avg Loan Balance	$266K approx.

California	20% approx.

Non Owner Occupied	21% approx.

SF / PUD	77% approx.

Cashout	44% approx.

WA FICO	705 approx.

WA LTV	74% approx.

Interest Only Loans	32.0% approx.

AAA Ratings	2 of 3 (S&P, Moodys. Fitch)

Pricing Speed	100% PPC

PPC Ramp	8% to 20% in 12mths and 20% CPR for life

Settlement Date	06/30/06

All numbers approximate.

All tranches subject to 10% size variance.

10% Cleanup Call